Exhibit 23(f)1








INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-103772 of Savannah Electric and Power Company on Form S-3 of our reports dated March 1, 2004 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for asset retirement obligations), relating to the financial statements of Savannah Electric and Power Company as of and for the years ended December 31, 2003 and 2002 appearing in this Annual Report on Form 10-K of Savannah Electric and Power Company for the year ended December 31, 2003.


/s/Deloitte & Touche LLP

Atlanta, Georgia
March 1, 2004